U.S. Bancorp

News Release
CONTACT: Steve Dale (Media)
(612) 303-0784
H. D. McCullough (Analysts)
(612) 303-0786

U.S. BANCORP PROMOTES RICHARD DAVIS TO PRESIDENT
AND CHIEF OPERATING OFFICER

MINNEAPOLIS (October 19, 2004) – U.S. Bancorp (NYSE: USB) today announced the appointment of Richard K. Davis as president and chief operating officer, effective immediately. In his new position, Davis will continue to manage consumer and commercial banking and will assume the additional responsibilities of corporate banking, private client, trust, asset management and NOVA Information Systems. Davis will continue to report to Jerry A. Grundhofer, U.S. Bancorp’s chairman and chief executive officer.

Grundhofer noted, “The promotion of Richard to president and chief operating officer is an additional step in the evolution and development of the U.S. Bancorp organization as we continue to increase our focus on organic revenue growth. There are significant opportunities to further penetrate our 24-state footprint and our diverse customer base with our broad array of industry-leading products and services and Richard’s leadership skills and business insight make him the perfect choice for directing these activities. Richard’s significant contributions in helping transform U.S. Bancorp into one of the nation’s largest and most valuable financial services companies have earned him the respect and confidence of customers, communities, employees, shareholders, the investment community and industry observers.”

Davis, 46, has more than twenty-five years of experience in the industry with a diverse background that includes operating experience in retail banking, payment services and commercial banking. Most recently, Davis served as vice chairman of consumer and commercial banking at U.S. Bank and he has served on U.S. Bancorp’s Managing Committee since 1993. Under Davis’ direction U.S. Bank has broadened its reputation as one of the nation’s top performing consumer banks.

U.S. Bancorp has $193 billion in assets and is the 6th largest financial services holding company in the United States. It operates 2,346 banking offices and 4,621 ATM’s in 24 states. It provides comprehensive banking, brokerage, insurance, investment, mortgage, trust, and payment services products to businesses, consumers, and institutions. U.S. Bancorp provides the Five Star Service Guarantee consistent with which customers are paid if certain key banking service levels are not met. U.S. Bancorp is the parent of U.S. Bank. Visit U.S. Bancorp on the web at www.usbank.com.

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